Exhibit (a)(1)(K)

Taro Pharmaceutical Industries Ltd. c/o Taro Pharmaceuticals U.S.A., Inc. Three Skyline Drive Hawthorne, New York 10532 (NYSE: TARO)

FOR IMMEDIATE RELEASE

CONTACTS:
Michael Kalb	William J. Coote
GVP, CFO	VP, Treasurer
(914) 345-9001	(914) 345-9001
Michael.Kalb@taro.com	William.Coote@taro.com

TARO ANNOUNCES
FINAL RESULTS OF ITS SELF-TENDER OFFER

Hawthorne, NY, December 30, 2013 – Taro Pharmaceutical Industries Ltd. (NYSE: TARO) (“Taro” or the “Company”) today announced the final results of its modified “Dutch auction” tender offer to repurchase up to $200 million in value of its ordinary shares, which expired at 12:00 midnight, New York City time, on Monday, December 23, 2013.  Based on the final count by American Stock Transfer & Trust Company, LLC, the Depositary for the tender offer, an aggregate of 1,959,514 ordinary shares were properly tendered and not properly withdrawn at or below the final purchase price of $97.50 per share.

In accordance with the terms and conditions of the tender offer, the Company has accepted for payment 1,959,514 ordinary shares, including all “odd lots” properly tendered, at the final purchase price of $97.50 per share, for an aggregate purchase price of approximately $191 million (excluding fees and expenses relating to the tender offer).  These shares represent approximately 4.4% of the Company’s issued and outstanding ordinary shares as of November 20, 2013.

The Depositary will promptly pay for the shares accepted for purchase and will promptly return any other shares tendered and not purchased.

The Dealer Manager for the tender offer was J.P. Morgan Securities LLC, and the Information Agent was MacKenzie Partners Inc.

About Taro

Taro Pharmaceutical Industries Ltd. is a multinational, science-based pharmaceutical company, dedicated to meeting the needs of its customers through the discovery, development, manufacturing and marketing of the highest quality healthcare products.  For further information on Taro Pharmaceutical Industries Ltd., please visit the Company’s website at www.taro.com.

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FORWARD-LOOKING STATEMENTS

Certain statements in this release are forward-looking statements.  These statements include, but are not limited to, statements that do not describe historical facts or that refer or relate to events or circumstances the Company “estimates,” “believes,” or “expects” to happen or similar language, and statements with respect to the Company’s financial performance, availability of financial information, and estimates of financial results and information for fiscal year 2014.  Although the Company believes the expectations reflected in such forward-looking statements to be based on reasonable assumptions, it can give no assurances that its expectations will be attained.  Factors that could cause actual results to differ include general domestic and international economic conditions, industry and market conditions, changes in the Company’s financial position, litigation brought by any party in any court in Israel, the United States, or any country in which Taro operates, regulatory and legislative actions in the countries in which Taro operates, and other risks detailed from time to time in the Company’s SEC reports, including its Annual Reports on Form 20-F.  Forward-looking statements are applicable only as of the date on which they are made.  The Company undertakes no obligations to update, change or revise any forward-looking statement, whether as a result of new information, additional or subsequent developments or otherwise.